SHAREHOLDERS' MEETING AND PROXY VOTING RESULTS (UNAUDITED)


         The required majority of shareholders of each Fund voted to approve the reorganization of their Fund into a Fund of the Wells Fargo Funds Trust. The reorganization is part of a larger plan to consolidate the Stagecoach Fund family and the Norwest Advantage Fund family after the merger of Wells Fargo & Company and Norwest Corporation in November 1998. Under the reorganization, each of the Funds listed below will transfer all of its assets and liabilities to a corresponding Wells Fargo Funds Trust Fund.

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

Fund                                         For          Against        Abstain

Asset Allocation                          41,069,374     1,777,129     3,833,086
Index Allocation                           4,528,654       130,660       252,866
Balanced Fund                              3,771,256       119,333       119,856
Diversified Equity Income Fund             7,635,316        73,232       180,697
Equity Index Fund                          4,322,461       244,392       306,609
Equity Value Fund                         12,153,491       115,245       311,458
Growth Fund                               10,879,359       285,944       688,271
International Equity Fund                  2,840,421        61,462       166,012
Small Cap Fund                             1,072,210        17,271        47,607
Strategic Growth Fund                      3,108,216        61,808       123,116
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